Exhibit 21.1

Subsidiaries of Registrant

The following is a list of subsidiaries of T-Mobile US, Inc. as of December 31, 2014, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary:

Name	State of Incorporation
IBSV LLC	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, LLC	Delaware
MetroPCS Networks California, LLC	Delaware
MetroPCS Networks Florida, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
MetroPCS Texas, LLC	Delaware
Powertel Memphis Licenses, Inc.	Delaware
Powertel/Memphis, Inc.	Delaware
SunCom Wireless Holdings, Inc.	Delaware
SunCom Wireless Investment Company LLC	Delaware
SunCom Wireless License Company, LLC	Delaware
SunCom Wireless Management Company, Inc.	Delaware
SunCom Wireless Operating Company, L.L.C.	Delaware
SunCom Wireless Property Company, L.L.C.	Delaware
SunCom Wireless, Inc.	Delaware
T-Mobile Airtime Funding LLC	Delaware
T-Mobile Assurance Corporation	Hawaii
T-Mobile Central LLC	Delaware
T-Mobile Financial LLC	Delaware
T-Mobile License LLC	Delaware
T-Mobile Northeast LLC	Delaware
T-Mobile PCS Holdings LLC	Delaware
T-Mobile Puerto Rico Holdings LLC	Delaware
T-Mobile Puerto Rico LLC	Delaware
T-Mobile Resources Corporation	Delaware
T-Mobile South LLC	Delaware
T-Mobile Subsidiary IV Corporation	Delaware
T-Mobile USA Tower LLC	Delaware
T-Mobile USA, Inc.	Delaware
T-Mobile West LLC	Delaware
T-Mobile West Tower LLC	Delaware
Triton PCS Finance Company, Inc.	Delaware
Triton PCS Holdings Company L.L.C.	Delaware
VoiceStream PCS I Iowa Corporation	Delaware
VoiceStream Pittsburgh General Partner, Inc.	Delaware
VoiceStream Pittsburgh, L.P.	Delaware